Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

Condition and Results of Operations

September 30, 2006 and 2005

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”)

This MD&A for the period ended September 30, 2006 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company” or “we”, “us” or “our”).

This MD&A contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including disclosures relating to the Dolan Family Group Proposal, availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others. Investors are cautioned that such forward-looking statements are not guarantees of future performance, results or events and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  the demand for our programming among other cable television and direct broadcast satellite (“DBS”) operators and our ability to maintain and renew affiliation agreements with cable television and DBS operators;

•                  demand for advertising inventory;

•                  the cost of programming and industry conditions;

•                  the regulatory environment in which we operate;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•                  developments in the government investigations and litigation related to past practices of Cablevision Systems Corporation (“Cablevision”) and CSC Holdings, Inc. (“CSC”) in connection with grants of stock options and stock appreciation rights (“SARs”);

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  market demand for new programming services;

•                  other risks and uncertainties inherent in our programming businesses;

•                  the outcome of the proposal from the Dolan Family Group to acquire all the outstanding  shares of Cablevision common stock, except for the shares held by the Dolan Family Group;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

Stock Option Review

On August 8, 2006, Cablevision and CSC announced that in light of published reports concerning the pricing of stock options and the timing of option grants at numerous other companies, they had undertaken a voluntary review of their past practices in connection with grants of stock options and SARs.   As a result of the review which was conducted with a law firm that was not previously involved with Cablevision’s stock option plans, Cablevision and CSC determined that the grant date and exercise price assigned to a number of their stock option and SAR grants during the 1997-2002 period did not correspond to the actual grant date and the fair market value of Cablevision’s common stock on the actual grant date.  Cablevision and CSC have restated their financial statements for the years ended December 31, 2005, 2004 and 2003, all quarterly periods in 2005 and 2004 and the quarter ended March 31, 2006 to adjust previously recognized amounts of non-cash stock based compensation expense resulting from their stock option review.

Although Cablevision and CSC restated their previously issued financial statements, the Company concluded that any adjustment amounts that were attributable to the Company were not material to the Company.  Therefore, the Company has not restated any of its previously issued financial statements and, accordingly, these financial statements do not reflect any adjustments relating to the matters covered by the stock option review.

As discussed in Note 9 to the consolidated financial statements, the stock option matters are the subject of ongoing government investigations, as well as litigation.  Cablevision and CSC continue to fully cooperate with such government investigations.

Overview

We provide television programming to cable television systems and DBS operators throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC; WE tv (formerly known as WE: Women’s Entertainment), and IFC.

Our future performance depends on, among other factors, general economic conditions including capital market conditions, the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways.  First, we receive affiliate fee payments from cable television systems and DBS operators.  These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators referred to as affiliation agreements. The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers.”  The second principal source of revenues is from advertising.  Under our agreements with cable television system and DBS operators, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliate fees because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of distributors that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC, a primarily analog service.  WE tv and IFC, although carried by many of the larger distributors, have higher growth opportunities due to their current penetration levels with cable television operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to digital tiers of service.  Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased carriage, we may be subject to requests by distributors to make upfront payments in exchange for additional subscribers, which we record as deferred carriage fees that are amortized as a reduction to revenue over the period of the related subscriber guarantee, or to waive or accept lower subscriber fees if certain additional subscribers are provided. We also may help fund the distributors’ efforts to market our channels or we may permit distributors to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising and by increasing rates for such advertising, but ultimately, the level of our advertising revenues is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television systems and DBS operators.  This increased concentration enhances the power of those operators and could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.  The Company had three customers that in the aggregate accounted for approximately 38% and 35% of the Company’s consolidated net trade receivable balances at September 30, 2006 and December 31, 2005, respectively, which exposes the Company to a concentration of credit risk.  These customers accounted for approximately 39% and 40% of the Company’s net revenues for the nine months ended September 30, 2006 and 2005, respectively.  Moreover, as a result of this concentration, the potential impact of a loss of any one of our major affiliates would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Certain Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

In March 2005, $155.6 million of amounts due from Rainbow Media Holdings LLC was converted to equity and recorded as a deemed capital distribution.

In August 2004, American Movie Classics Company LLC (“AMC LLC”) issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350.0 million to Rainbow Media Holdings LLC, which was recorded as a deemed capital distribution.  In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the elimination was to reduce debt by $350.0 million and decrease member’s deficiency by the same amount in 2005.

Cautionary Note Concerning Historical Financial Statements

Investors should be aware that we are highly leveraged.  As a result, we incur significant interest charges.  In addition, our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA
	Three Months Ended September 30,
	2006		2005		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
		(dollars in thousands)

Revenues, net	$144,483	100%	$144,295	100%	$188

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	41,132	28	44,040	31	2,908
Selling, general and administrative	36,353	25	32,920	23	(3,433)
Depreciation and amortization	15,347	11	15,205	11	(142)
Operating income	51,651	36	52,130	35	(479)
Other expense:
Interest expense, net	(29,900)	(21)	(29,513)	(20)	(387)
Write-off of deferred financing costs	(6,084)	(4)	—	—	(6,084)
Miscellaneous, net	(13)	—	(5)	—	(8)
Income before income taxes	15,654	11	22,612	15	(6,958)
Income tax expense	(6,237)	(4)	(9,137)	(6)	2,900
Net income	$9,417	7%	$13,475	9%	$(4,058)

	Nine Months Ended September 30,
	2006		2005		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
		(dollars in thousands)

Revenues, net	$441,738	100%	$414,859	100%	$26,879

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	134,694	30	122,158	29	(12,536)
Selling, general and administrative	129,139	29	114,590	28	(14,549)
Depreciation and amortization	46,011	11	45,823	11	(188)
Operating income	131,894	30	132,288	32	(394)
Other expense:
Interest expense, net	(91,883)	(21)	(87,262)	(21)	(4,621)
Write-off of deferred financing costs	(6,084)	(1)	—	—	(6,084)
Miscellaneous, net	(23)	—	(29)	—	6
Income before income taxes and cumulative effect of a change in accounting principle	33,904	8	44,997	11	(11,093)
Income tax expense	(13,546)	(3)	(11,980)	(3)	(1,566)
Income before cumulative effect of a change in accounting principle	20,358	5	33,017	8	(12,659)
Cumulative effect of a change in accounting principle, net of taxes	(121)	—	—		(121)
Net income	$20,237	5%	$33,017	8%	$(12,780)

Comparison of the Three and Nine Months Ended September 30, 2006 Versus the Three and Nine Months Ended September 30, 2005

Revenues, net for the three and nine months ended September 30, 2006 increased $0.2 million (less than 1%) and $26.9 million (6%) respectively, as compared to revenues for the same period in the prior year.  The net increases are attributable to the following:

	Three Months	Nine Months
	Ended September 30, 2006
	(Dollars in millions)
Increase (decrease) in:
Advertising revenue	$6.7	$20.5
Affiliate revenue	—	5.8
Revenue due to the recognition of AMC Networks affiliate revenue in the third quarter 2005 attributable to the second quarter of 2005 following the resolution of a contractual dispute with an affiliate	(6.1)	—
Other revenue	(0.4)	0.6
	$0.2	$26.9

The increase in advertising revenue, net for the three and nine months ended September 30, 2006 compared to the same periods in the prior year is driven by increases at AMC Networks and IFC of $6.0 million and $0.7 million, respectively, and $18.3 million and $2.2 million, respectively.   The increase in advertising revenue, net at AMC Networks resulted principally from higher primetime sellout rates.  The increase at IFC is due to increased event sponsorship sales related to programming aired on the network.  The change in affiliate revenue, net for the nine months ended September 30, 2006 compared to the same period in the prior year is driven by increases at AMC Networks and IFC of $2.4 million and $3.4 million, respectively, primarily due to an increase in viewing subscribers and rate changes.  Viewing subscribers as of September 30, 2006 compared to September 30, 2005, increased 7.1% and 4.6% at IFC and AMC Networks, respectively. 2.3% of the AMC Networks increase relates to the addition of Canadian viewing subscribers for the broadcast of AMC, which launched in September 2006.

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television operators as digital capacity continues to become available; and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates for our programming services due to the consolidation of cable television operators and limited opportunities for increases in distribution for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Our advertising revenue as a percentage of total revenue has increased for the three and nine months ended September 30, 2006 compared to the same periods in the prior year and we expect this trend to continue throughout the remainder of 2006.

Technical and operating expenses primarily include amortization of costs to license programming, including feature films, and programming and production costs.  Depreciation and amortization expense of fixed assets and definite lived intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses decreased $2.9 million (7%) for the three months ended September 30, 2006 compared to the same period in 2005 and increased $12.5 million (10%) for the nine months ended September 30, 2006 compared to the same period in 2005.  As a percentage of revenues, technical and operating expenses decreased to 28% for the three months ended September 30, 2006 compared to 31% for the same period in the prior year and increased to 30% for the nine months ended September 30, 2006 compared to 29% for the same period in 2005. The decrease in technical and operating expenses for the three months ended September 30, 2006 as compared to the same period in the prior year is driven by a decrease at AMC Networks and IFC of $1.9 million and $1.0 million, respectively.  The decrease at AMC Networks is due to lower amortization of licensed programming content.  The decrease at IFC is due to the timing of expenses related to original programming.  The increase in technical and operating expenses for the nine months ended September 30, 2006 as compared to the same period in the prior year is driven by an increase at AMC Networks and IFC of $10.4 million and $2.1 million, respectively.  The increase for the nine month period ended September 30, 2006 is primarily due to an increase of $8.1 million of expenses related to original productions at AMC Networks.  The increase at IFC is primarily related to higher amortization of licensed programming content.

There may be significant changes in the level of our expenses from quarter to quarter due to content acquisitions and/or program development activities.  As additional competition for product increases from new programming services and alternate distribution technologies continue to develop in the industry, costs for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of office facilities.  Selling, general and administrative expenses increased $3.4 million (10%) and $14.5 million (13%), respectively, for the three and nine months ended September 30, 2006 as compared to the same periods in 2005.    As a percentage of revenues, selling, general and administrative expenses increased to 25% for the three months ended September 30, 2006 compared to 23% for the same period in 2005 and increased to 29% for the nine months ended September 30, 2006 compared to 28% for the same period in 2005.  The increase is attributable to the following:

	Three Months	Nine Months
	Ended September 30, 2006
	(dollars in millions)
Increase in:
Selling and marketing costs	$—	$3.9
Long-term incentive plan expense	0.9	3.0
Share-based compensation expenses (includes the effects of Cablevision’s adoption of Statement No. 123R effective January 1, 2006, excluding the cumulative effect of a change in accounting principle)	1.3	4.8
Other general and administrative costs	1.2	2.8
	$3.4	$14.5

The net increase in selling and marketing costs for the three and nine months ended September 30, 2006 compared to the same periods in the prior year is attributable to a decrease at AMC Networks of $1.4 million, offset by an increase at IFC of $1.4 million, and an increase at AMC Networks and IFC of  $3.4 million and $0.5 million, respectively.  The increase at AMC Networks for the nine month period ended September 30, 2006 compared to the same period in the prior year is primarily attributable to marketing and promotion associated with the premiere of new original programming during the period.  The increase in long-term incentive plan expense for the three and nine months ended September 30, 2006 compared to the same period in the prior year is attributable to an increase at AMC Networks and IFC of $0.7 million and $0.2 million, respectively, and an increase at AMC Networks and IFC of $2.4 million and $0.6 million, respectively. The increase in share-based compensation expenses for the three and nine months ended September 30, 2006 compared to the same period in the prior year  (includes the effects of Cablevision’s adoption of Statement No. 123R effective January 1, 2006, excluding the cumulative effect of a change in accounting principle recorded in the three month period ended March 31, 2006) is driven by an increase at AMC Networks and IFC of $1.2 million and $0.1 million, respectively, and an increase at AMC Networks and IFC of $3.1 million and $1.7 million, respectively.  The increase in other general and administrative costs for the three and nine months ended September 30, 2006 compared to the same periods in the prior year is primarily driven by an increase at AMC Networks and IFC of $1.0 million and $0.2 million, respectively, and an increase at AMC Networks and IFC of $2.2 million and $0.6 million, respectively.  The increase at AMC Networks for the nine month period ended September 30, 2006 compared to the same period in the prior year is primarily due to an increase in management fees of $0.7 million resulting from increased revenue during the period.

Depreciation and amortization increased $0.1 million (less than 1%) and $0.2 million (less than 1%) for the three and nine months ended September 30, 2006 compared to the same periods in 2005.

Interest expense, net increased $0.4 million and $4.6 million for the three and nine months ended September 30, 2006 as compared to the same periods in the prior year, respectively.  Interest expense on debt decreased by $0.3 million for the three months ended September 30, 2006 compared to the same period in the prior year.   Interest expense increased $5.5 million for the nine months ended September 30, 2006 compared to the same period in the prior year due to higher variable interest rates.  The increase in interest expense for the nine months ended September 30, 2006 compared to the same period in the prior year was partially offset by an increase in interest income of $0.9 million due principally to higher interest rates.

Write-off of deferred financing costs of $6.1 million in the three and nine month periods ended September 30, 2006 represents costs written off in connection with the refinancing of our credit agreement in July 2006.

Income tax expense of $6.2 million and $13.5 million for the three and nine months ended September 30, 2006, resulted primarily from pretax income, the impact of non-deductible expenses, and state income taxes.

The income tax expense of $9.1 million and $12.0 million for the three and nine months ended September 30, 2005 resulted primarily from pretax income, the impact of non-deductible expenses, and state income taxes, offset by a $6.0 million deferred tax benefit resulting from a New York state tax law enacted in the second quarter of 2005.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $74.2 million for the nine months ended September 30, 2006 compared to $67.3 million for the nine months ended September 30, 2005.  The 2006 cash provided by operating activities resulted from $173.0 million of income before depreciation and amortization and non-cash items and a decrease in cash resulting from the purchase of feature film inventory and original programming licenses totaling $90.8 million and carriage payments of $23.3 million, partially offset by an increase in cash resulting from a net change in other assets and liabilities totaling $15.3 million.

The 2005 net cash provided by operating activities resulted from $160.6 million of income before depreciation and amortization and non-cash items and a decrease in cash resulting from a net increase in feature film inventory purchases totaling $79.0 million, an increase in deferred carriage fees of $81.1 million and net changes in other assets and liabilities totaling $6.4 million, partially offset by an increase in cash resulting from a net increase in current and non-current deferred carriage fees payable of $73.2 million.  The increase of $81.1 million in deferred carriage fees and the offsetting increase in current and non-current liabilities of $73.2 million, including an increase of $7.9 million included in other current and non-current liabilities, arose primarily as one part of a series of multiple agreements entered into simultaneously with the settlement of the litigation between AMC and Time Warner Entertainment, L.P. in September 2005.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2006 was $3.1 million compared to $0.4 million for the nine months ended September 30, 2005.  The 2006 and 2005 investing activities consisted of capital expenditures.  The increase in capital expenditures in 2006 primarily relates to the purchase of technical equipment for cable television systems and DBS operators to migrate to and receive a digital feed from an analog feed for the transmission of our networks.

Financing Activities

Net cash used in financing activities amounted to $199.4 million for the nine months ended September 30, 2006 compared to $14.4 million for the nine months ended September 30, 2005.  In 2006, financing activities consisted of capital distributions to our parent of $135.0 million, repayment of bank debt of $595.5 million from our previous credit facility, partially offset by the proceeds from borrowings under our new credit facility (as described below) of $538.0 million, the payment of deferred financing costs associated with our new credit facility of $5.4 million, and principal payments on capital leases of $1.5 million.  In 2005, financing activities consisted of capital distributions to our parent of $10.0 million, repayment of bank debt of $3.0 million, and principal payments on capital leases of $1.4 million.

LIQUIDITY AND CAPITAL RESOURCES

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated net cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities during the nine month periods ended September 30, 2006 and 2005.  We currently expect our funding requirements for the next twelve months to be met by our cash on hand, cash from operations and available borrowings under our new credit facility entered into in July 2006 (see discussion below).  In addition, our cash on hand and net cash from operating activities, plus proceeds from borrowings available to us, has in the past provided, and is expected to continue to provide in the future, funding to other Rainbow programming services, which are not our subsidiaries, including the VOOM HD Networks, subject to the applicable covenants and limitations contained in our financing agreements.  During the nine months ended September 30, 2006, we distributed $135.0 million to Rainbow Programming Holdings LLC, our direct parent, to, among other things, fund Rainbow programming services, which are not our subsidiaries, including VOOM HD Networks.

The following table summarizes our outstanding debt, the present value of capital leases, interest expense and capital expenditures as of and for the nine months ended September 30, 2006:

(dollars in thousands)

Bank debt	$538,000
Capital leases	11,860
Senior notes	298,409
Senior subordinated notes	496,913
Total debt	$1,345,182

Interest expense	$95,288
Capital expenditures	$3,138

Debt Financing Agreements

On July 5, 2006, we entered into an $800 million senior secured credit facility (the “Credit Agreement”), which consists of a $500 million term A loan facility and a $300 million revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Agreement allows us to utilize up to $50 million of the revolving credit facility for letters of credit and up to $5 million for a swing loan.  Further, the Credit Agreement provides for an incremental facility of up to a maximum of $925 million, provided that it be for a minimum amount of $100 million.  If an incremental facility is established, we and the lenders will enter into a supplement to the Credit Agreement with terms and conditions that are no more restrictive than those in the Credit Agreement.  There are no commitments from the lenders to fund the incremental facility.

On July 5, 2006, we borrowed the entire $500 million term A loan facility and $10 million under the revolving credit facility. We used the $510 million borrowed under the Credit Agreement and approximately $88 million of additional available cash to repay all of our outstanding borrowings, accrued interest and fees due under our August 2004 $950 million senior secured credit facility of which $592.5 million was outstanding under a term loan at July 5, 2006 (scheduled to mature March 31, 2012) and to pay certain fees and expenses incurred in connection with the Credit Agreement. We may use future borrowings under the Credit Agreement to make investments, distributions and other payments permitted under the Credit Agreement and for general corporate purposes. The borrowings under the Credit Agreement may be repaid without penalty at any time.  Outstanding borrowings under the term loan and revolving credit facility at September 30, 2006 were $500 million and $38 million, respectively.  We had $262 million in undrawn revolver commitments at September 30, 2006.

Borrowings under the Credit Agreement are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by Rainbow Programming Holdings LLC.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions). Borrowings under the Credit Agreement bear interest based on either the Base Rate (the greater of the Federal Funds Rate plus 0.5% and the prime rate (as defined in the Credit Agreement)) or the Eurodollar Rate (as defined in the Credit Agreement). The interest rate under the Credit Agreement varies, depending on our cash flow ratio (as defined in the Credit Agreement), from 1.0% to 1.5% over the Eurodollar Rate for Eurodollar-based borrowings and from zero to 0.5% over the Base Rate for Base Rate borrowings. At October 31, 2006, the interest rate on the term A loan facility and the revolving credit facility was 6.62% and 6.66%, respectively.  The $500 million term A loan is to be repaid in quarterly installments of 1.25% of the original outstanding balance ($6.25 million) from March 31, 2008 until December 31, 2010, 2.5% of the original outstanding balance ($12.5 million) from March 31, 2011 until December 31, 2012, and 32.5% of the original outstanding balance ($162.5 million) on March 31, 2013 and June 30, 2013, the term A loan maturity date.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

The financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter (all as defined in the Credit Agreement) of 1.75 to 1.00, (ii) a maximum cash flow ratio of total indebtedness to annualized operating cash flow (all as defined in the Credit Agreement) of 6.75 to 1.00 through June 30, 2008, decreasing thereafter to 6.25 to 1.00, and (iii) a maximum senior secured leverage ratio of senior secured debt to annualized operating cash flow (all as defined in the Credit Agreement) of 5.50 to 1.00.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

In connection with the Credit Agreement entered into in July 2006, we incurred deferred financing costs of approximately $5.4 million which are amortized to interest expense over the term of the Credit Agreement.  We recorded $6.1 million as a write-off of deferred financing costs associated with the repayment of the August 2004 credit facility in July 2006.

Our notes outstanding consist of $300 million principal amount of 8-3/4% senior notes due September 1, 2012, and $500 million principal amount of 10-3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of our subsidiaries.

We were in compliance with all of our financial covenants as of September 30, 2006.

Future access to the debt markets and the cost of any future debt issuances are influenced by our credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s.  In February 2006, Standard & Poor’s announced that our corporate credit rating was changed to BB from BB-, and the senior and senior subordinated unsecured debt to B+ from B.  The ratings outlook was changed to stable from developing.  In June 2006, Standard & Poor’s assigned a BBB- rating to the Credit Facility entered into in July 2006; all other ratings remained unchanged.  In August 2006, Standard & Poor’s placed all our ratings on creditwatch with negative implications as a result of the stock option review.  In September 2006, Standard & Poor’s affirmed all of our ratings and removed all ratings from creditwatch as a result of Cablevision and CSC’s filing of its Form 10-Q for the period ended June 30, 2006.  Moody’s ratings are B1 for the corporate family rating, Ba3 for the senior secured bank loan, B2 for the senior unsecured debt and B3 for the senior subordinated debt and the ratings outlook is stable.  In June 2006, Moody’s assigned a Ba3 rating to the Credit Agreement and affirmed the ratings noted above.  In September 2006, Moody’s upgraded our senior secured bank debt rating from Ba3 to Ba1.  In October 2006, both Standard & Poor’s and Moody’s placed all of our ratings on creditwatch with negative implications and review for downgrade, respectively, following the Dolan Family Group Proposal (as described below).  Any future downgrade to our credit ratings by either rating agency could increase the interest rate make capital on future debt issuances and could adversely impact our ability to raise additional funds.

Total scheduled principal amounts payable in connection with the Credit Agreement and our notes and capital leases outstanding are as follows for the following periods:

Three months ending December 31, 2006	$676

Year ending December 31,
2007	1,536
2008	26,536
2009	26,536
2010	26,536
Thereafter	1,276,184
$1,358,004

Recent Events

On October 8, 2006, Cablevision received a proposal from the Dolan Family Group (the “Dolan Family Group Proposal”) to acquire, at a purchase price of $27.00 per share in cash, all of the outstanding shares of Cablevision’s common stock, except for the shares held by the Dolan Family Group.  The Dolan Family Group Proposal contemplates that substantially all of the purchase price would be funded by the incurrence of additional indebtedness by Cablevision, CSC Holdings, the Company and several other subsidiaries of Cablevision and CSC Holdings.

Cablevision’s Board of Directors appointed a special transaction committee of independent directors, which consists of Thomas V. Reifenheiser and Vice Admiral John R. Ryan USN (Ret.), to review the proposal. The special transaction committee has retained Willkie Farr & Gallagher LLP, as its legal counsel, and Lehman Brothers Inc. and Morgan Stanley as financial advisors.

RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“Statement No. 158”). Statement No. 158 requires companies to recognize in their statement of financial position an asset for a post-retirement plan’s overfunded status or a liability for a plan’s underfunded status and to measure a plan’s assets and its obligations that determine its funded status as of the end of the company’s fiscal year. Additionally, Statement No. 158 requires companies to recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur and to report those changes in comprehensive income. The provisions of Statement No. 158 have two separate effective dates. The provision of Statement No. 158 that requires a company (with a calendar year-end) to recognize the funded status of its pension plan, and the disclosure requirements, would be effective as of December 31, 2006, and the provision of Statement No. 158 that requires a company (with a calendar year-end) to measure plan assets and benefit obligations as of the date of its fiscal year-end balance sheet would be effective as of December 31, 2008.  Cablevision has not yet determined the impact that the adoption of Statement No. 158 will have on its financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“Statement No. 157”). Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Under Statement No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.  It also clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. This Statement applies under other accounting pronouncements that require or permit fair value measurements.  Accordingly, this Statement does not require any new fair value measurements, however, for some entities, the application of Statement No. 157 could change current practices.  Statement No. 157 will be effective for financial statements issued with fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We have not yet determined the impact that the adoption of Statement No. 157 will have on our financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.  SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements. If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement is material, the prior year financial statements should be corrected. In the year of adoption, the misstatements may be corrected as an accounting change by adjusting opening member’s deficiency rather than being included in the current year income statement.  SAB No. 108 is effective for fiscal years ending on or after November 15, 2006, with earlier adoption encouraged.  We do not expect the adoption of SAB No. 108 to have a material impact on our financial statements.

In June 2006, the FASB issued FASB Interpretation (“FIN”) 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.  This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Financial Accounting Standards No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Any change in the net assets and liabilities recognized as a result of applying the provisions of FIN 48 would be recorded as an adjustment to the opening balance of member’s deficiency.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  We have not yet determined the impact that the adoption of FIN 48 will have on our financial statements.

In June 2006, the Emerging Issues Task Force reached a consensus on Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF Issue No. 06-3”), which addresses the income statement disclosures for taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer, and may include, but are not limited to, sales, use, value added, and some excise taxes.  The presentation of taxes on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion 22.  In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant and can be done on an aggregate basis.  EITF Issue No. 06-3 will be effective for financial reports for interim and annual reporting periods beginning after December 15, 2006.  We do not expect the adoption of EITF Issue No. 06-3 to have a significant impact on our financial statements.

In February 2006, the FASB issued Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140 (“Statement No. 155”).  Statement No. 155 allows financial instruments that contain an embedded derivative and that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holders’ election. Statement No. 155 also clarifies and amends certain other provisions of Financial Accounting Standards No. 133 and Financial Accounting Standards No. 140.  Statement No. 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006.  We do not expect the adoption of Statement No. 155 to have a significant impact on our financial statements.